                                                                    Exhibit 12.1



                            Marathon Oil Corporation
           Computation of Ratio of Earnings to Combined Fixed Charges
                          and Preferred Stock Dividends
                        TOTAL ENTERPRISE BASIS--Unaudited
                        Including Discontinued Operations
                              (Dollars in Millions)

                                  First
                              Quarter Ended
                                 March 31            Year Ended December 31
                              --------------  --------------------------------------
                                2002    2001    2001    2000    1999    1998    1997
                              ------  ------  ------  ------  ------  ------  ------
Portion of rentals
 representing interest.....   $   15  $   13  $   54  $   52  $   49  $   53  $   35
Capitalized interest,
 including discontinued
 operations................        3       7      27      19      26      46      31
Other interest and
 fixed charges, including
 discontinued operations...       69      98     349     375     365     318     352
Pretax earnings which
 would be required to
 cover preferred stock
 dividend requirements
 of parent.................        -       3      12      12      14      15      20
                              ------  ------  ------  ------  ------  ------  ------

Combined fixed charges and
 preferred stock
 dividends (A).............   $   87  $  121  $  442  $  458  $  454  $  432  $  438
                              ======  ======  ======  ======  ======  ======  ======

Earnings-pretax income with
 applicable adjustments (B).  $  191  $  970  $3,213  $1,809  $1,866  $1,087  $1,067
                              ======  ======  ======  ======  ======  ======  ======

Ratio of (B) to (A).........    2.19    8.01    7.26    3.95    4.11    2.51    2.43
                              ======  ======  ======  ======  ======  ======  ======


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